                                                                    EXHIBIT 11.1


                   CALCULATION OF NET INCOME PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                             For the three    For the nine
                                             months ended     months ended
                                             September 30,    September 30,
                                          -----------------  ----------------
                                            1997     1996     1997      1996
                                          --------  -------  -------  -------

Net income.........................        $ 3,303  $ 2,838  $11,322  $11,789

Dividends paid on preferred stock..              -        -        -   (1,531)
                                           -------  -------  -------  -------

Amount available to common
   shareholders....................        $ 3,303  $ 2,838  $11,322  $10,258
                                           =======  =======  =======  =======

Weighted average number of common
   shares outstanding..............         36,789   32,025   36,632   30,695
                                           =======  =======  =======  =======

Net income per common share........        $  0.09  $  0.09  $  0.31  $  0.33
                                           =======  =======  =======  =======

           CALCULATION OF WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                  For the three     For the nine
                                                                   months ended     months ended
                                                                   September 30,    September 30,
                                                                 -----------------  --------------
                                                                    1997     1996   1997    1996
                                                                 ---------  ------  ------  ------

Shares outstanding from beginning of
   period..................................................         35,607  28,704  35,217  28,150

158 and 547 stock options exercised in the three and
   nine months ended September 30, 1997, respectively......             53       -     306       -

504 and 1,058 stock options and warrants exercised in the
   three and nine months ended September 30, 1996,
   respectively............................................              -     210       -     380

Common shares issued in exchange for shares of General
   Atlantic Resources, Inc.................................              3       -       1       -

1,845 common shares issued in conversion of
   preferred stock, July 25, 1996..........................              -   1,344       -     451

Common stock equivalents of
   stock options/(1)/......................................          1,126   1,767   1,108   1,714
                                                                    ------  ------  ------  ------

                                                                    36,789  32,025  36,632  30,695
                                                                    ======  ======  ======  ======

/(1)/ The calculation of common stock equivalents of stock options is based on the "Treasury Method" as detailed in Accounting Principles Board Opinion No. 15.